Exhibit 99.1
BroadSoft, Inc. Announces Closing
of $120 million of Convertible Senior Notes
Gaithersburg, MD (June 20, 2011) — BroadSoft, Inc. (NASDAQ: BSFT) announced today that it has completed its previously announced private offering of $120 million aggregate principal amount of its 1.50% convertible senior notes due 2018, which includes its offering of $100 million aggregate principal amount of its notes and an additional $20 million aggregate principal amount of its notes that were sold pursuant to the exercise of the initial purchasers’ option to purchase additional notes. The notes were sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses payable by BroadSoft, were approximately $115.7 million.
The notes are senior unsecured obligations of BroadSoft. BroadSoft intends to use the net proceeds of the offering for general corporate purposes, including potential acquisitions of complementary businesses, products or technologies.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
Contact Information
For further information contact:
Investor Relations:
Monica Gould
+1-212-871-3927
monica@blueshirtgroup.com
Industry Analyst / Media Relations:
Sarah O’Neill
Mi Liberty
+44 (0) 207 751 4444
soneill@miliberty.com
Media Contact:
Elaine Myada
+1-240-720-9558
emyada@broadsoft.com